UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

DecisionPoint Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-245695	37-1644635
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc. 8697 Research Drive Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 465-0065

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 30, 2021, DecisionPoint Systems, Inc., a Delaware corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with MUFG Union Bank, National Association (the “Bank”). The Loan Agreement provides for a revolving line of credit of up to $9.0 million with the Company’s obligations being secured by a security interest in substantially all of the Company’s assets. Loans extended to the Company under the Loan Agreement are scheduled to mature on July 31, 2024 (the “Maturity Date”).

Interest and Fees

Loans under the Loan Agreement with an outstanding balance of at least $150,000 bear interest, at the Company’s option, at a base interest rate equal to the London Interbank Offered Rate (“LIBOR”) plus 2.50% or a base rate equal to an index offered by the Bank for interest period selected and is payable at the on the last day of each month commencing on August 31, 2021. If the LIBOR rate is selected, the interest rate on the loans adjusts at the end of each LIBOR rate period (1, 2, 3, 6, or 12 month term) selected by the Company. All other loan amounts bear interest at a rate equal to an index rate determined by the Bank, which shall vary when the index rate changes. The Company has a right to prepay variable interest rate loans, in whole or in part at any time, without penalty or premium. Amounts outstanding with a base interest rate may be prepaid in whole or in part provided the Company has given the Bank written notice of at least five days prior to prepayment and pays a prepayment fee. At any time prior to the maturity date, the Company may borrow, repay and reborrow amounts under the Loan Agreement, subject to the prepayment terms, and as long as the total outstanding does not exceed $9.0 million. The Company will pay a commitment fee of 0.25% per year, payable quarterly and in arrears, on any unused portion of the line of credit.

Covenants

Under the Loan Agreement, the Company is subject to a variety of customary affirmative and negative covenants, including that the Company (i) achieve a net profit of not less than $1.0 million at the end of each fiscal year, (ii) maintain a ratio of total debt to EBITDA of not greater than 3.0:1.0 measured at the end of each quarter, (iii) not realize a net loss for more than two consecutive quarters. The Loan Agreement also prohibits the Company from, or otherwise imposes restrictions on the Company with respect to, among other things, liquidating, dissolving, entering into any consolidation, merger, division, partnership, or other combination, selling or leasing a majority of the Company’s assets or business or purchase or lease all or the greater part of the assets or business of another entity or person.

Events of Default

Events of default under the Loan Agreement include, among other things, failure to pay principal, interest and fees; covenant defaults; material inaccuracy of representations and warranties; bankruptcy events with respect to the Company; actual or asserted invalidity of any of the loan documents; or a change of control of the Company.

The foregoing descriptions of the Loan Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to the Loan Agreement, the Security Agreement and the Commercial Promissory Note, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Effective on July 30, 2021, the amended and restated credit agreement between the Company and Pacific Western Business Finance (“PWBF”) was terminated. The credit agreement provided for a line of credit of $10 million with a maturity date of September 2023. The line of credit bore interest at the prime rate plus 1.25% with a floor of 4.75% and was secured by substantially all of the Company’s assets. The credit agreement with PWBF was terminated in connection with the Company entering into the new credit facility with the Bank described in Item 1.01 above. No pre-payment penalty was paid in connection with the termination of the credit agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

10.1	Loan Agreement, dated July 30, 2021, by and among DecisionPoint Systems, Inc. and MUFG Union Bank, National Association
10.2	Security Agreement, dated July 30, 2021, by and among DecisionPoint Systems, Inc. and MUFG Union Bank, National Association
10.3	Commercial Promissory Note, dated July 30, 2021, by and among DecisionPoint Systems, Inc. and MUFG Union Bank, National Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: August 4, 2021	By:	/s/ Melinda Wohl
Name: Melinda Wohl
Title: Vice President Finance and Administration

2